Exhibit (a)(5)(D)

Centrus Announces Final Results of Its Cash Tender Offer to Purchase Its Series B Senior Preferred Stock

BETHESDA, Md., November 20, 2020 /PRNewswire/ -- Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today announced the final results of its tender offer to purchase up to $60 million of its Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Preferred Shares”), at a purchase price of $954.59 per share, less any applicable withholding taxes. This represents a 25% discount from the liquidation price per share. The offer expired at 5:00 p.m., Eastern time, on Tuesday, November 17, 2020.

The tender offer was oversubscribed. Pursuant to the terms of the tender offer, the Company has accepted for purchase 62,854 Series B Preferred Shares at a purchase price of $954.59 per share on a pro rata basis, for an aggregate purchase price of approximately $60 million. These shares represented approximately 60% of the Company's outstanding Series B Preferred Shares as of September 30, 2020. The depositary has advised Centrus that the final proration factor was approximately 67.815% for the tender offer.

Based on the final tabulation by Computershare Trust Company, N.A., the depositary for the tender offer, approximately 92,735 shares of the Series B Preferred Shares were properly tendered and not properly withdrawn. The depositary will promptly issue payment for the shares properly tendered and accepted for purchase and will return all other shares tendered.

D.F. King & Co., Inc. served as information agent for the tender offer and Computershare Trust Company, N.A. is serving as the depositary for the tender offer.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, and it is neither an offer to purchase nor a solicitation of an offer to sell Centrus Series B Preferred Shares or any other securities. The offer was made solely by the tender offer statement on Schedule TO, as amended or supplemented, including the offer to purchase, letter of transmittal and related materials, filed with the United States Securities and Exchange Commission in connection with the tender offer.

About Centrus

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.

With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. In this context, forward-looking statements mean statements related to future events, and often contain words such as "expects", "anticipates", "intends", "plans", "believes", "will", "should", "could", "would" or "may" and other words of similar meaning. These statements include statements regarding potential future purchases of additional shares. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular risks and uncertainties that could cause results to differ from those expressed in this press release include conditions in financial markets, response by Series B Preferred holders to a tender offer and other factors described in the Company’s filings with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should be not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this press release and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this release, except as required by law.

Centrus Investor Contacts:

Investors: Dan Leistikow (301) 564-3399 or LeistikowD@centrusenergy.com
Media: Lindsey Geisler (301) 564-3392 or GeislerLR@centrusenergy.com